HealthEquity Releases Annual Corporate Social Responsibility Report
Expanded disclosure and commitment to continuous improvement

Draper, Utah – (GLOBE NEWSWIRE) – May 16, 2022 – HealthEquity, Inc. (NASDAQ: HQY) (“HealthEquity” or the “Company”), the nation’s largest independent health savings account (“HSA") non-bank custodian and leading administrator of other consumer-directed benefits, today released the Company’s second annual Corporate Social Responsibility (“CSR”) Report. The CSR Report details the Company’s advances in ESG efforts and will help to inform thoughtful, measurable goals for future progress.

“Our CSR Report illustrates our commitment to transparency with our clients and members, team members, policy makers and investors,” said Jon Kessler, President and CEO of HealthEquity. “Even though this is an annual report, material ESG topics impact our decision-making almost every day. These considerations are at the center of our business.”

Beyond tracking and reporting this data, HealthEquity is committed to strengthening the Company’s ESG efforts through transparency, continual awareness building and targeted initiatives across key Company processes. The CSR Report tracks the Company’s progress in driving and attracting a more diverse and representative workforce.

“We are working to be deliberate and forward-thinking about the makeup of our team members, managers and senior leaders because we know that when workplaces are diverse, inclusive, and equitable, its spurs innovation and team members feel more fulfilled and our customers are represented,” continued Kessler. “ESG reporting helps us assess where we are and where we can continue to improve.”

In addition to sharing the results of our Materiality Assessment, the CSR Report provides disclosures for each material ESG topic by utilizing the reporting frameworks of the Global Reporting Initiative and Sustainability Accounting Standards Board (“SASB”). By leveraging recognized ESG reporting frameworks like the GRI and SASB, it ensures this information is disclosed thoughtfully and concisely.

About HealthEquity
HealthEquity including its subsidiaries administer Health Savings Accounts (HSAs) and other consumer-directed benefits for our more than 14 million accounts in partnership with employers, benefits advisors, and health and retirement plan providers who share our mission to connect health and wealth and value our culture of remarkable “Purple” service. For more information, visit www.healthequity.com.
Investor Relations Contact:                    Media Relations Contact
Richard Putnam                        Amy Cerny
801-727-1209                            801-508-3237
rputnam@healthequity.com         acerny@healthequity.com